Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” incorporated into this Registration Statement (Form S-3) and related Prospectus of Nanogen, Inc. to be filed on or about May 8, 2006 from Form S-3 (No. 333-125975), we also consent to the incorporation by reference therein of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of Nanogen, Inc., Nanogen Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

May 5, 2006